Exhibit 99.1

350 SOUTH GRAND AVENUE, SUITE 5100 LOS ANGELES, CALIFORNIA PHONE: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792

Reliance Steel & Aluminum Co.

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle Investor Relations (713) 610-9937 (213) 576-2428 kfeazle@rsac.com investor@rsac.com

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES
NEW $600 MILLION CREDIT FACILITY

     Los Angeles, CA — June 14, 2005 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has entered into a $600 million, five-year, unsecured revolving credit facility that replaces the Company’s previous $335 million credit facility. Reliance initially approached the bank market to raise $400 million in credit commitments. Given the significant over-subscription of the credit facility however, the Company elected to increase the facility amount to $600 million. The syndicate that includes 15 banks was arranged by Banc of America Securities L.L.C.

     The Company plans to use its credit facility for working capital and general corporate purposes, internal growth initiatives, and the funding of acquisitions. “We were very pleased with the positive response from the banking community. The terms and pricing are more favorable than those under the previous credit facility. The increased credit capacity will allow us to continue the Company’s successful growth strategy,” said David H. Hannah, Reliance’s Chief Executive Officer.

     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 31 states and Belgium, France and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.

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     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2005 Forbes Platinum 400 List of America’s Best Big Companies and was also named as one of “America’s Most Admired Companies” listed in the diversified wholesaler’s category in the March 7, 2005 issue of Fortune.

     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.

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